EXHIBIT 21

SUBSIDIARIES OF COMSTOCK RESOURCES, INC.

Name	Incorporation	Business Name

Comstock Oil & Gas, Inc.	Nevada	Comstock Oil & Gas, Inc.
Comstock Oil & Gas Holdings, Inc.(1)	Nevada	Comstock Oil & Gas Holdings, Inc.
Comstock Oil & Gas - Louisiana, LLC(2)	Nevada	Comstock Oil & Gas - Louisiana, LLC
Comstock Offshore, LLC(3)	Nevada	Comstock Offshore, LLC
DevX Energy, Inc.(1)	Delaware	DevX Energy, Inc.
DevX Energy, Inc.(4)	Nevada	DevX Energy, Inc.
DevX Operating Company(4)	Nevada	DevX Operating Company

(1)     Subsidiary of Comstock Oil & Gas, Inc.
(2)     Subsidiary of Comstock Oil & Gas Holdings, Inc.
(3)     Subsidiary of Comstock Oil & Gas — Louisiana, LLC
(4)     Subsidiary of DevX Energy, Inc.